EXHIBIT 10.3

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Consulting Agreement

This Agreement is made as of July 1, 2003, between Legato Systems, Inc., a Delaware corporation having a principal place of business at 2350 West El Camino Real, Mountain View California 94040 (“Legato”), and James P. Chappell, an individual having a residence at 16070 Shannon Road, Los Gatos, CA 95032 (“Consultant”). Consultant, along with his agents, is referred to herein as “Consultant”.

1.	Scope of Services

A. Description of Services: Consultant agrees to perform the services as described in each schedule that shall be performed over a period of one year for specific projects as agreed from time to time between Consultant and representatives of Legato. Each project shall be described in a schedule, and each schedule shall be numbered so that it may be individually identified (e.g., Schedule 1, Schedule 2, etc.), and titled “Schedule      to the Consulting Agreement between Legato and Consultant dated July 1, 2003.”

B. Method of Performing Services: Consultant shall perform the Services as described in the Schedule(s). Consultant will determine the method, details, and means of performing the Services.

2.	Compensation

A. Amount of Compensation: In return for performance of the Services, Legato agrees to pay Consultant the consideration set forth in Exhibit A.

B. Expenses: Unless reimbursement is approved in writing in advance by Legato, Consultant shall be responsible for all expenses incurred in association with the performance of the Services.

3.	Term of Agreement

A. Term: This Agreement shall be effective for a period of ten (10) months, unless earlier terminated by Legato as set forth below. If this Agreement or a project is terminated before completion of all Services, Legato’s sole obligation shall be to pay the amount due for the Services completed as of the effective date of termination. Upon any termination of this Agreement, the parties rights and obligations under Sections 4B, 5 and 6 shall survive.

If Legato termintates this agreement for other than cause, the full consideration will be earned.

B. Termination on Notice: Either party may terminate this Agreement at any time by giving thirty (30) days written notice to other party.

C. Automatic Termination: This Agreement shall automaticaly terminate on the occurrence of any of the following events: (1) bankruptcy or insolvency of either party; (2) sale of the business of either party; (3) either party ceases doing business for any other reason.

D. Termination for Default: Should either party default in the performance of this Agreement, the non-defaulting party may terminate this Agreement by giving written notification to the other party. Termination shall be effective immediately on receipt of this notice, or 5 days from mailing of it, whichever occurs first. For the purposes of this section, default in performance of this Agreement shall include but not be limited to the following: (1) failure of Legato to pay compensation when due after 20 days written demand for payment; (2) failure of Consultant to comply with any term set forth in Exhibit A; (3) failure to have the qualifications and ability to perform the Services in a professional manner.

4.	Relationship of Parties and Additional Obligations

A. Status of Consultant: Consultant enters into this Agreement as, and shall continue to be, an independent Consultant. Under no circumstances shall Consultant or any of his agents look to Legato as Consultant’s employer, nor as a partner, agent, or principal. Consultant shall be responsible for providing, at Consultant’s expense, and in Consultant’s name, disability, worker’s compensation or other insurance as well as licenses and permits usual or necessary for conducting the Services.

B. Payment of Income Taxes: Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation under this Agreement, including estimated taxes, and shall provide Legato with proof of these payments upon demand. No deductions will be made by Legato for withholding taxes, FICA or other deductions which are otherwise legally required to be made from the pay of regular employees. Consultant indemnifies Legato for any claims, losses costs, fees, liabilities, damages or injuries suffered by Legato arising out of Consultant’s breach of this section.

C. No Solicitation: Consultant agrees that during the period over which it is (or is supposed to be) providing Services, Consultant will not encourage or solicit any employee or consultant of Legato to leave Legato for any reason.

D. Qualifications and Manner of Performance; Warranty. Consultant represents that Consultant or any of his agents has the qualifications and ability to perform the Services in a professional manner. Consultant shall perform the Services in a diligent and first-class, professional manner. Consultant warrants that any hardware delivered will be free from defects in material and workmanship and any software delivered will perform substantially in conformance with the specifications for a period of one (1) year under normal operating conditions from the date of delivery.

E. No Conflicting Obligations. Consultant’s execution, delivery and performance of this Agreement will not violate any other employment, nondisclosure, confidentiality, consulting, license or other agreement to which Consultant is a party or by which it may be bound. In addition, Consultant will not accept engagements from any of the following entities (or their subsidiaries or affiliates) during the term of this Agreement without prior written approval. That approval will not be unreasonably withheld, as appropriate:

Veritas; KVS; IXOS; ILUMIN; Hyland; Filenet;

Hummingbird; Documentum; Optica;

Commvault; Backbone; NNSI; Open Text;

Educom; @rchive-it; and competitive business

units of the following: HP, IBM, and Computer

Associates

F. Third Party Confidential Information. Consultant will not use in the performance of the Services or disclose to Legato any confidential or proprietary information of any other person if such use or disclosure would violate any obligation or duty that Consultant owes to such other person. Consultant’s compliance with this section will not prohibit, restrict or impair Consultant’s performance of the Services and his other obligations and duties to Legato.

G. Indemnification. Consultant represents and warrants that it has authority to enter into this Agreement and that performance of the Services and deliverables to Legato contemplated herein shall not breach any other contractual obligations Consultant may have with third parties. Consultant shall indemnify, defend and hold harmless Legato, Legato’s officers, directors and shareholders from and against any and all claims, demands, or damages, including, reasonable attorney’s fees and costs, that Legato may suffer and that arise from or are related to any breach or failure of Consultant to perform in accordance with any of the representations, warranties and agreements contained in this Agreement or other agreements to which Consultant is a party.

H. Place of Work. Consultant understands that the Services must function with Legato’s established protocols, therefore, Consultant shall conduct all final testing, if applicable, on Legato’s premises during Legato’s regular business hours.

5.	Intellectual Property and Proprietary Rights

A. New Developments: In the event that Consultant designs, creates, invents, authors, or otherwise produces any tangible or intangible property, (the “New Development”) in the course of performing under this Agreement, all such work product shall be considered a “work for hire” under the copyright and other laws of the United States and shall belong to Legato. Should this work product not be considered a “work for hire” for any reason, Consultant agrees to, and hereby does assign all rights to the work product to Legato. Consultant shall keep full and accurate records concerning, and shall promptly and fully disclose to Legato, any New Development and shall treat all such information as if it were Legato Confidential Information. Consultant agrees to assign, and does assign, to Legato and his successors and assigns, without further consideration, the entire right, title and interest in New Developments, whether or not patentable or copyrightable. Consultant further agrees to assist in preparation and prosecution of any patent or copyright application and to execute, and cause his agents to execute, all applications for patents and/or copyrights, domestic and foreign, assignment and other papers necessary to secure and enforce rights related to New Developments, and to perform and/or cause to be performed all acts necessary or desirable to make this Agreement effective as to particular items covered by this Section. All records concerning New Developments shall be the property of Legato. Nothing in this Agreement shall obligate Legato to file any application for patent or copyright protection. Legato reserves the right to hold any New Development or any portion thereof as a trade secret and to restrict disclosure of any information relating to it. Consultant agrees to obtain or has obtained written assurances from his agents of their agreement to the terms hereof with regard to Confidential Information and New Developments.

B. Confidential Information: Consultant recognizes and agrees that the work in which it will be engaged under this Agreement is of a proprietary nature. In performing the Services, Legato will disclose to Consultant, and Consultant will have access to, certain confidential, trade secret, proprietary information of Legato, its suppliers and others with whom Legato may do business, which may be marked or designated as “Confidential,” or “Proprietary,” or “Internal Use” or similar words (“Legato Information”) concerning, without limitation, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, software source documents, product design, prices, or other product information, contracts, customer lists, financial information, sales and marketing plans and information, and business plans. All Legato Information shall remain the property of Legato.

C. Restrictions: Consultant shall not, during or after the term of this Agreement, publish, disclose or use in any manner any Legato Information without Legato’s prior written consent. Consultant shall not disclose any reports, recommendations, conclusions, or other results of the Services or the existence of the subject matter of this Agreement without the prior written consent of Legato. Upon termination or expiration of this Agreement, Consultant will return to Legato all notes, manuals, tapes, papers, equipment and other items which contain any portion of Legato Information, including all copies, and shall return any other Legato property.

D. Limitations: Consultant’s obligations with respect to Legato Information as described above shall not apply to any portion which Consultant can document: (a) was in the public domain at the time it was communicated to Consultant by Legato; or (b) entered the public domain after it was communicated to Consultant by Legato through no fault of Consultant, and not in any breach of any agreement between Legato and any third party; or (c) was in Consultant’s possession free of any obligation of confidence at the time it was communicated to Consultant by Legato; or (d) was rightfully communicated to Consultant free of any obligation of confidence after it was communicated to Consultant by Legato.

E. Applicability: These obligations concerning proprietary information extend to information belonging to customers and suppliers of Legato about whom Consultant may have gained knowledge as a result of Consultant’s involvement with Legato.

F. License. If Consultant is delivering any software owned by Consultant or a third party, Consultant warrants that Consultant has the authority to grant and hereby grants a non-exclusive worldwide license to use such software as contemplated in this Agreement and to copy the software solely for backup purposes in support of authorized use of the software.

6.	General

A. Notices. Any notices required to be given under this Agreement shall be in writing and sent to the address of the appropriate party indicated on the first page of this Agreement or to such other address as may have been substituted by written notice. All such notices sent to Legato shall be addressed “Attention: General Counsel” with a copy to “Human Resources”.

B. Assignment. This Agreement may not be assigned by either party without prior written permission from the other. Any attempt by a party to assign any right, or delegate any duty or obligation which arises under this Agreement, without such permission, will be voidable.

C. Limitation of liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

D. Waiver, amendment or modification. Any waiver, amendment or modification of any right, remedy or other term under this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.

E. Entire agreement; governing law. This Agreement, including his exhibits, constitutes the entire agreement between parties with respect to his subject matter. Any legal action arising out of or pertaining to this Agreement shall only be brought in a court of competent jurisdiction in the State of the party being sued. The laws of the State of the party being sued will govern the validity and construction of this Agreement and any dispute arising out of or pertaining to this Agreement, without regard to the principles of conflict of laws.

JAMES P. CHAPPELL		LEGATO SYSTEMS, INC.

By:	/s/ JAMES P. CHAPPELL	By:	/s/ GEORGE I. PURNELL
Name:	James P. Chappell	Name:	George I. Purnell
		Title:	Vice President, Human Resources

EXHIBIT A

Description of Services

Name of Individual

Performing Services: James P. Chappell

Project Title: Strategic Projects

Consideration: On April 30, 2004, as long as Consultant has performed the services rendered hereunder in a manner satisfactory to Legato, Legato shall transfer to Consultant ownership of the club membership to La Rinconada Country Club currently maintained in Consultant’s name by Legato. If this Agreement is terminated earlier as related to a LEGATO change of control under paragraph 3(C) (2) the full consideration above will be due and payable to Mr. Chappell.

Time for Performance (if any): Ten months,

Description of Project: (describe the features, functions and specifications and deliverable, including documentation, demonstration, and training materials, acceptance test criteria, as applicable.)

JAMES P. CHAPPELL		LEGATO SYSTEMS, INC.

By:	/s/ JAMES P. CHAPPELL	By:	/s/ GEORGE I. PURNELL
Name:	James P. Chappell	Name:	George I. Purnell
		Title:	Vice President, Human Resources

Signatures Required